Dreyfus Liquid Assets, Inc. (the “Registrant”)

Item 77D: Policies with respect to securities investment:

The following changes became effective on January 13, 2014 regarding the investment policy of the Registrant:

The following replaces the second and third sentences in “Principal Investment Strategy” in the summary prospectuses and “Fund Summary - Principal Investment Strategy” in the prospectuses:

To pursue its goal, the fund normally invests in a diversified portfolio of high quality, short-term dollar-denominated debt securities, including: securities issued or guaranteed as to principal and interest by the U.S. government or its agencies or instrumentalities; certificates of deposit, time deposits, bankers’ acceptances and other short-term securities issued by domestic or foreign banks or thrifts or their subsidiaries or branches; repurchase agreements, including tri-party repurchase agreements; asset-backed securities; municipal securities; and commercial paper and other short-term corporate obligations of U.S. issuers, including those with floating or variable rates of interest. Normally, the fund invests at least 25% of its assets in domestic or dollar-denominated foreign bank obligations.

The following replaces the third and fourth sentences in “Fund Details - Goal and Approach” in the prospectuses:

To pursue its goal, the fund normally invests in a diversified portfolio of high quality, short-term dollar-denominated debt securities, including:

• securities issued or guaranteed as to principal and interest by the U.S. government or its agencies or instrumentalities

• certificates of deposit, time deposits, bankers’ acceptances and other short-term securities issued by domestic or foreign banks or thrifts or their subsidiaries or agencies or branches

• repurchase agreements, including tri-party repurchase agreements

• asset-backed securities

• municipal securities

• commercial paper, and other short-term corporate obligations of U.S. issuers, including those with floating or variable rates of interest.

Normally, the fund invests at least 25% of its assets in domestic or dollar-denominated foreign bank obligations.

The following supplements “Principal Risks” in the summary prospectuses and “Fund Summary - Principal Risks” and “Fund Details – Investment Risks” in the prospectuses:

• Foreign investment risk. The risks generally associated with dollar-denominated foreign investments, such as economic and political developments, seizure or nationalization of deposits, imposition of taxes or other restrictions on payment of principal and interest.

• Municipal securities risk. The amount of public information available about municipal securities is generally less than that for corporate equities or bonds. Special factors, such as legislative changes, and state and local economic and business developments, may adversely affect the yield and/or value of the fund’s investments in municipal securities. Other factors include the general conditions of the municipal securities market, the size of the particular offering, the maturity of the obligation and the rating of the issue.